SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

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                         INTELLIGENT CONTROLS, INC.
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              (Name of Registrant as Specified in Its Charter)


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                (Name of Person(s) Filing Proxy Statement, if
                         other than the Registrant)

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COMPANY NEWS RELEASE
CONTACT:  Roger E. Brooks - 207-283-0156 Ext 121

FRANKLIN ELECTRIC AND INCON REACH MERGER AGREEMENT - INCON WOULD BECOME PART OF FRANKLIN'S FUELING SYSTEMS BUSINESS

SACO, MAINE - April 25, 2002 - Intelligent Controls, Inc. (INCON) - (AMEX symbol: ITC), announced today that it has entered into a merger agreement with Franklin Electric Co., Inc. (NASDAQ symbol: FELE). Under the proposed merger, INCON would become a wholly-owned subsidiary of Franklin. INCON is a manufacturer of software and electronic measurement systems for the petroleum and utility industries. Franklin Electric, a technical leader in electric motors, drives and controls, is the world's largest manufacturer of submersible water and fueling system motors, a manufacturer of underground fueling systems hardware and flexible piping systems and a leader in engineered industrial motor products.

INCON shareholders would receive approximately $18 million, or $3.95 per share, for all outstanding INCON stock. All consideration would be paid in cash. The merger is subject to INCON shareholder approval and other specified conditions, and is targeted for completion by the end of June.

Roger E. Brooks, President & CEO of INCON, said; "We are excited about joining Franklin Fueling Systems' strong lineup, alongside the FE Petro, EBW and APT brands. With the addition of INCON's fuel management software and hardware, FFS will offer even more extensive product capability for the petroleum equipment market, targeting opportunities for system integration that result in enhanced customer value. INCON's strong product development, high quality/low cost manufacturing and marketing/selling will definitely benefit from Franklin's financial resources, broad family of products and large customer base."

William H. Lawson, Chairman, Chief Executive Officer and President of Franklin Electric Co., Inc added; "The acquisition of INCON together with the recent acquisition of the Campo/Miller 'Auto-Learn' technology significantly strengthens Franklin Fueling Systems' product offerings of fuel management and electronic line leak detection systems."

Intelligent Controls, Inc. is a leading supplier of software, fuel management systems (FMS) and line leak detection equipment for the petroleum industry, as well as intelligent electronic devices (IEDs) and power reliability systems (PRS) for the power utility market and other industrial applications. Additional information about INCON may be found on its web-site at www.incon.com.


FORWARD-LOOKING STATEMENT DISCLAIMER. THIS PRESS RELEASE CONTAINS STATEMENTS THAT ARE NOT HISTORICAL FACTS AND ARE CONSIDERED "FORWARD-LOOKING STATEMENTS" (AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995), INCLUDING STATEMENTS CONCERNING THE EXPECTED TIMING AND BENEFITS OF THE MERGER. CONSUMMATION OF THE MERGER INVOLVES VARIOUS UNCERTAINTIES, INCLUDING THE RISK OF MATERIAL ADVERSE CHANGES IN INCON'S BUSINESS OR FINANCIAL CONDITION OR OTHER FUTURE EVENTS NOT IN THE CONTROL OF THE PARTIES, WHICH COULD CAUSE ONE OR MORE OF THE CLOSING CONDITIONS STATED IN THE MERGER AGREEMENT NOT TO BE SATISFIED. IN ADDITION, THERE CAN BE NO ASSURANCE THAT EXPECTED FUTURE BENEFITS OF THE MERGER WILL BE ACHIEVED.

ADDITIONAL INFORMATION. INCON WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION A PROXY STATEMENT CONTAINING IMPORTANT INFORMATION ON THE PROPOSED MERGER AND ON THE IDENTITY AND INTERESTS OF PERSONS WHO, UNDER SEC RULES, MAY BE CONSIDERED PARTICIPANTS IN THE SOLICITATION OF PROXIES FOR THIS TRANSACTION. ONCE FILED, THE PROXY STATEMENT WILL BE AVAILABLE WITHOUT CHARGE AT THE SEC'S WEB SITE AT WWW.SEC.GOV. A COPY OF THE DEFINITIVE PROXY STATEMENT WILL BE MAILED TO SHAREHOLDERS. INVESTORS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE.